 Exhibit 23.5

Consent of Marshall & Stevens Transaction Advisory Services LLC

We hereby consent to the quotation and summarization of our opinion letter to the board of directors of Distoken Acquisition Corporation (the “Company”) in the proxy statement/prospectus contained in the registration statement on Form F-4 filed by Youlife Group Inc. (“Pubco”) relating to the proposed business combination with the Company and Youlife International Holdings, Inc. (the “Registration Statement”), as well as to the references to our firm and such opinion letter contained therein. In giving this consent, we do not admit, and we understand that Pubco not contend, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. It is understood that we will not be held out by Pubco in the Registration Statement or in any other disclosure document, filing or communication as such an “expert.”

New York, New York

February 25, 2025